Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 20, 2025, except for the effects of the reverse stock split described in Note 1, as to which the date is January 5, 2026, relating to the consolidated financial statements of MetaVia Inc. (the Company), which are included in the Registration Statement on Form S-1 (No. 333-292581). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/S/ BDO USA, P.C.

Boston, Massachusetts

January 15, 2026